For the six month period ended (a) 6/30/00
File number (c) 811-7064
                         SUB-ITEM 77 0
                            EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
     MetLife Common Stock

2.   Date of Purchase
       4/4/00

3.   Number of Securities Purchased
       5,590.03

4.   Dollar Amount of Purchase
       $79,658

5.   Price Per Unit
       $14.25

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
     Credit Suisse First Boston

7.   Other Members of the Underwriting Syndicate

     Merrill Lynch
     Prudential Securities

8.   Board of Directors determine no less
frequently than quarterly that all purchases made during the preceding quarter were effected in compliance with such procedures that are reasonably designed to provide that the purchase complies with all the conditions of Rule 10f-3 of the Investment Company Act.